EXHIBIT 10.36


                              ALFACELL CORPORATION

                    NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

                            Adopted February 8, 2007

      A summary of the compensation policy for the non-employee directors of Alfacell Corporation (the "Company") follows:

Annual Cash Retainer       $15,000             Paid in equal quarterly installments

Annual Option Retainer     20,000 options      2007 retainer previously granted in
                                               December 2006


Committee Chairperson      10,000 options      For each committee chaired


Committee Member           5,000 options       For each committee (unless chair of
                                               committee)


Vice Chairman              100% option bonus   Computation based on all options
                                               received by vice chair for
                                               board/committee memberships

      The cash payments were effective as of January 1, 2007 and begin on March 31, 2007 in lieu of fees received for attending meetings in 2007. Each of the option grants described above will be made annually on the last trading day of December, provided that the 2007 retainer options were already granted in December 2006 and the initial grants for Committee Chairs, Committee Members and the Vice-Chairman were made on February 8, 2007 with the next such grants to be made on the last trading day of December 2007. The exercise price of the options will be equal the closing price of the common stock on the date of grant. The options will vest on the first anniversary of the date of grant provided that the option holder remains a director as of such anniversary, and the options will terminate on the sixth anniversary of the date of grant. The options will be granted under the 2004 Stock Option Plan.